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                                                                    EXHIBIT 11

                        DEB SHOPS, INC. AND SUBSIDIARIES
                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

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                                                           Year Ended January 31,
                                  ----------------------------------------------------------------------
                                     1996           1995           1994           1993          1992
                                  ----------------------------------------------------------------------

Average shares outstanding        12,845,316     13,268,236     15,594,362     15,584,291     15,551,454


Net effect of dilutive stock
 options and restricted
 incentive stock based
 on the treasury
 stock method                          -               -               -            1,675         17,203
                                  ----------     ----------      ----------    ----------     ----------
                                  12,845,316     13,268,236     15,594,362     15,585,966     15,568,657
                                  ==========     ==========     ==========     ==========     ==========


Net (loss) income                ($4,224,405)   ($2,718,871)   $ 5,146,496    $ 7,251,764    $ 8,594,014


Preferred dividends                   55,200         55,200          55,200         55,200          55,200
                                 -----------    -----------     -----------     ----------      ----------
                                 ($4,279,605    ($2,774,071)    $ 5,091,296    $ 7,196,564     $ 8,538,814
                                 ===========    ===========     ===========    ===========     ===========


Per common share amount          ($      .33)   ($      .21)    $       .33    $       .46     $       .55
                                 ===========    ===========     ===========    ===========     ===========
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